SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

================================================================================

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                              VITROTECH CORPORATION
             (Exact name of registrant as specified in its charter)

               Nevada                               88-0504050
   (State or other jurisdiction of       (I.R.S. Employer Identification No.)
    incorporation or organization)


          5 Hutton Centre Dr Suite 700
              Santa Ana, California                     92707
              ---------------------                     -----
    (Address of principal executive offices)          (Zip Code)


                           2004 CONSULTANT STOCK PLAN
                           --------------------------
                            (Full title of the plan)

                                 Jess Rae Booth
                          5 Hutton Centre Dr. Suite 700
                               Santa Ana, CA 92707
                     (Name and address of agent for service)

                                 (714) 708-4700
          (Telephone number, including area code, of agent for service)

                                   copies to:

                                Kevin Leung, Esq.
                             Richardson & Patel LLP
                         10900 Wilshire Blvd. Suite 500
                              Los Angeles, CA 90024
                                  310-208-1182


                         CALCULATION OF REGISTRATION FEE

----------------------- --------------------- -------------------- --------------------- --------------------
                        PROPOSED MAXIMUM PROPOSED MAXIMUM
 TITLE OF SECURITIES        AMOUNT TO BE      OFFERING PRICE PER    AGGREGATE OFFERING        AMOUNT OF
   TO BE REGISTERED        REGISTERED(1)           SHARE(2)              PRICE(2)         REGISTRATION FEE
----------------------- --------------------- -------------------- --------------------- --------------------
Common Stock                 2,000,000               $0.62              $1,240,000             $157.11
----------------------- --------------------- -------------------- --------------------- --------------------



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

(1) Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the stock plan described herein as the result of any future stock split, stock dividend or similar adjustment of the registrant's outstanding common stock.

(2) Estimated pursuant to Rule 457(h) solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices reported on July 26, 2004, as reported on the OTC Electronic Bulletin Board.


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

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.           INCORPORATION OF DOCUMENTS BY REFERENCE.

      VitroTech Corporation (the "Company") hereby incorporates by reference into this registration statement the following documents previously filed with the Securities and Exchange Commission (the "Commission"):

      (a) The Annual Report for the fiscal year ended December 31, 2003, filed by the Company with the Commission on Form 10KSB on April 14, 2004, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

      (b) The Quarterly Reports for the quarter ended March 31, 2004 filed by the Company with the Commission on Form 10QSB on May 24, 2004. The Current Reports filed by the Company with the Commission on Form 8-K on February 5, 2004, as amended on February 12, 2004 and May 3, 2004, March 3, 2004, March 26, 2004.

      (c) The description of the Company's common stock is included in the registration statement on Form SB-2, file no. 333-81942, filed with the Commission on February 1, 2002, as amended on March 6, 2002.

      (d) In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

ITEM 4.           DESCRIPTION OF SECURITIES.

      Not applicable. The class of securities to be offered is registered under
Section 12 of the Exchange Act.

ITEM 5.           INTERESTS OF NAMED EXPERTS AND COUNSEL.

      Richardson & Patel LLP has given an opinion on the validity of the securities being registered hereunder. Erick Richardson and Nimish Patel, partners of the law firm, are eligible to receive shares of the Company's common stock pursuant to this Form S-8 registration statement. In addition, attorneys of Richardson & Patel LLP collectively own approximately 1,400,000 shares of common stock of the Company.


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

ITEM 6.           INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Section 78.7502 of the Nevada Revised Statutes, as amended (the "NRS") provides that the Company may indemnify any person who was or is a party, or is threatened to be made a party, to any action, suit or proceeding brought by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or other entity. The expenses that are subject to this indemnity include attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnified party in connection with the action, suit or proceeding. In order for the Company to provide this statutory indemnity, the indemnified party must not be liable under NRS section 78.138 or must have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company. With respect to a criminal action or proceeding, the indemnified party must have had no reasonable cause to believe his conduct was unlawful.

      NRS section 78.7502 also provides that the Company may indemnify any person who was or is a party, or is threatened to be made a party, to any action or suit brought by or on behalf of the Company by reason of the fact that he is or was serving at the request of the Company as a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or other entity against expenses actually or reasonably incurred by him in connection with the defense or settlement of such action or suit if he is not liable under NRS section 78.138 if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. The Company may not indemnify a person if the person is judged to be liable to the Company, unless and only to the extent that the court in which such action or suit was brought or another court of competent jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity.

      NRS section 78.7502 requires the Company to indemnify present and former directors or officers against expenses if he has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter.

      As permitted by Nevada law, the Company's Articles of Incorporation, as amended (the "Articles"), providing that: "The Corporation shall indemnify, in the manner and to the fullest extent permitted by law, each person (or the estate of any such person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise."

      Article V of the Company's Bylaws provides that: "The Corporation shall indemnify any and all of its Directors and Officers, and its former Directors and Officers, or any person who may have served at the Corporations request as a Director or Officer of another Corporation in which it owns shares of capital stock or of which it is a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been Director(s) or Officer(s) of the Corporation, or of such other Corporation, except, in relation to matters as to which any such director or officer or former Director or Officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under By-Law, agreement, vote of Stockholders or otherwise."


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ITEM 7.           EXEMPTION FROM REGISTRATION CLAIMED.

                  Not applicable.

ITEM 8.           EXHIBITS.

                 4.    2004 Consultant Stock Plan
                 5.    Opinion regarding legality
                 23.1  Consent of Stonefield Josephson, Inc.
                 23.2  Consent of Richardson & Patel LLP (included in Exhibit 5)

ITEM 9.           UNDERTAKINGS.


The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


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

5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


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

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Santa Ana, California, on this 27th day of July, 2004.

                                            VITROTECH CORPORATION
                                            a Nevada Corporation


                                            /s/ Jess Rae Booth
                                            ---------------------------
                                            By:  Jess Rae Booth
                                            Its:  President and CEO

      Pursuant to the requirements of the Securities Act of 1933, this Form S-8 registration statement has been signed by the following persons in the capacities and on the dates indicated:



Dated:  July 27, 2004          /s/ Jess Rae Booth
                               ---------------------
                               Jess Rae Booth, Chairman of the Board,
                               President and Chief Executive Officer


Dated:  July 27, 2004          /s/ Michael Handelman
                               ---------------------
                               Michael Handelman, Chief Financial Officer


Dated:  July 27, 2004          /s/ John Boddie
                               ---------------------
                               John Boddie, Director


Dated:  July 27, 2004          /s/ Larry Poland
                               ---------------------
                               Larry Poland, Director


Dated:  July 27, 2004          /s/ James Roth
                               ---------------------
                               James Roth, Director


Dated:  July 27, 2004          /s/ John Sutherland
                               ---------------------
                               John Sutherland, Director


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                                INDEX TO EXHIBITS

Exhibit
Number    Description

4.        2004 Consultant Stock Plan

5.        Opinion regarding legality

23.1      Consent of Stonefield Josephson, Inc.

23.2      Consent of Richardson & Patel LLP (included in Exhibit 5)



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